ST. JAMES INVESTMENT COMPANY, LLC
CODE OF ETHICS AND RELATED PROCEDURES
DATED 7/31/2013

CODE OF ETHICS

The Investment Advisers Act of 1940 ("The Act") imposes a fiduciary duty on investment advisers. As a fiduciary, St. James Investment Company has a duty of utmost good faith to act solely in the best interests of our clients. Our clients entrust us with their money and financial future, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

STANDARDS OF CONDUCT

This Code of Ethics consists of the following core principles:

1) The interests of clients will be placed ahead of the firm's or any employee's own investment interests.

2) Employees are expected to conduct their personal securities transactions in accordance with the firm's Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with a client. Employees with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer ("CCO") before taking action that may result in an actual conflict.

3) Employees will not take inappropriate advantage of their position within the firm.

4) Employees are expected to act in the best interest of each of our clients.

5) Employees are expected to comply with federal securities laws. Strict adherence to these policies and other policies and procedures of the firm will assist the employee in complying with this important requirement.

As part of the required standards of conduct, supervised persons are not permitted, in any connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a) To defraud such client in any manner;

b) To mislead such client, including by making a statement that omits material facts;

c) To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d) To engage in any manipulative practice with respect to such client; or

e) To engage in any manipulative practice with respect to securities, including price manipulation.

As a fiduciary, St. James Investment Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

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Code of Ethics

CONFLICTS OF INTEREST

Conflicts Among Client Interests. Conflicts of interest may arise where the firm, or its supervised persons, has reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Favoritism of one group of clients over another is prohibited under the code.

Competing with Client Trades. The code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Disclosure of Personal Interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for St. James Investment Company shall be the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

CONFIDENTIALITY

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former), or prospective clients, is confidential.

All information about clients must be kept in strict confidence, including the client's identity (unless the client consents), the client's financial situation, the client's security holdings, and advice furnished to the client by the firm.

PROTECTION OF MATERIAL NONPUBLIC INFORMATION

As more fully discussed within our Privacy Policy, supervised persons are expected to exercise diligence and care in maintaining and protecting our clients' nonpublic, confidential information.

Supervised persons are also expected not to divulge information regarding St. James Investment Company's securities recommendations or client securities holdings to any individual outside of the firm, except:

1) As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2) As necessary to maintain or service a client or his/her account;

3) With various service providers providing administrative functions for St. James Investment Company (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

4) As permitted or required by law.

PERSONAL CONDUCT

As noted above, supervised persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of supervised persons:

Gifts and Entertainment

Receipt of Gifts: Supervised persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (de minimis is described as $100.) from any person or

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entity doing business with St. James Investment Company. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose.

Receipt of Entertainment: Supervised persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the employee/supervised person's portion of the entertainment is greater than $500, the employee must report his/her attendance to the CCO.

Gift and Entertainment Giving Policy: SJIC and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must disclose any gifts or entertainment in excess of $500 to any client, prospect, or individual or entity that SJIC does, or is seeking to do, business with, to the CCO.

Gifts and Entertainment Given to Union Officials: Any gift or entertainment given by SJIC or an employee to a labor union, or a union official, in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of SJIC's fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO, regardless of amount.

Gifts and Entertainment Given to Foreign Governments and "Government Instrumentalities": The Foreign Corrupt Practices Act ("FCPA") prohibits the direct or indirect giving of, or a promise to give, "things of value" in order to corruptly obtain a business benefit from an officer, employee, or other "instrumentality" of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an "instrumentality" of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be "instrumentalities" of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient's country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. SJIC and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Gifts and Entertainment Given to ERISA Plan Fiduciaries: SJIC is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO, regardless of amount.

Charitable Contributions

The FINRA and the New York Stock Exchange have jointly issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity. FINRA Notice to Members 06-21 (May 2006); NYSE Information Memo 06-27 (May 3, 2006). The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

The FINRA and NYSE have encouraged their respective members to establish written procedures concerning their charitable giving. While the SEC has not adopted any regulation or provided other guidance specific to

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charitable contributions, SJIC has established this policy and procedures to monitor potential conflicts of interest that may arise when giving or soliciting charitable donations.

SJIC Employees are strictly prohibited from soliciting charitable contributions from broker-dealers or other third-parties who provide, or seek to provide, services to the Firm or its clients, regardless of intent. Donations by SJIC or its Employees to charities with the intention of influencing such charities or their sponsors or affiliates to become clients are also prohibited. Any Employee who makes a charitable contribution must disclose the donation to the CCO, and make sure it is logged in SJIC's PTCC (Personal Trading Control Center) system.

Political Contributions

Political contributions by SJIC or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

Employees must disclose any political contributions made to any state or local government entity, official, candidate, political party, or political action committee, to the CCO on a quarterly basis. The CCO will consider whether the contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each contribution.

The CCO will meet with any individuals who are expected to become "covered associates" to discuss their past political contributions. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of clients; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion's scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO.

Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule in Personal Trading Control Center (PTCC).

Service as Director for an Outside Company

Employees may serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, SJIC may determine that it is in its clients' best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. However, service with organizations outside of SJIC can raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between SJIC and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, SJIC may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees will be allowed to serve in an outside organization only if any conflict of interest issues can be satisfactorily resolved, and all of the necessary disclosures are made on Part 2B of Form ADV.

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Outside Business Activities

Any employee who engages in business activities outside of St. James must, if requested, provide periodic reports to the CCO summarizing those activities. A list of each employee's outside business activities will be maintained in PTCC. Employees are required to certify that all of their outside business activities have been disclosed on an annual basis.

Dealings with Government and Industry Regulators

SJIC's policy forbids payments of any kind by it, its Employees, or any agent or other intermediary to any government official, self regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against SJIC. Employees are expected, if requested, to provide SJIC with reasonable assistance, including, but not limited to, meeting or consulting with SJIC and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

Annual Employee Acknowledgement

New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. All employees are required to acknowledge as such, annually, in connection with the firm's annual policy acknowledgement process. The certification will be executed and archived through Personal Trading Control Center (PTCC).

PERSONAL TRADING POLICY
Matters to Consider Before an Employee Places a Trade

1) Whether the amount or nature of the transaction will affect the price or market for the security;

2) Whether the employee will benefit from purchases or sales being made for any client;

3) Whether the transaction is likely to harm any client; and

4) Whether there is an appearance or suggestion of impropriety.

Personal Trading Restrictions - Preclearance

All employees must receive approval prior to engaging in a transaction in a "Covered Security", including private securities transactions, limited offerings (with the exception of IPOs, which are prohibited), and trades in mutual funds sub-advised by SJIC, to ensure that no employee receives better execution than a client. All

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personal employee trades must be entered into the PTCC (Personal Trading Control Center) system prior to execution. A trade request is valid for 24 hours after it has been approved.

Employees are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts, and it is determined that the employee will not receive a better execution price on the trade. However, trades may be executed in a block trade with client accounts, so that the employee receives the same price execution as the client. Personal accounts of the employee include all accounts for family members living within the employee's household and accounts over which the employer has authority even though the account owner does not live within the same household as the employee.

It is the employee's responsibility to know which securities are being traded by the firm. The employee should consult with the CCO to determine whether a security is an appropriate purchase by the employee.

Acceptable Personal Trades

The following forms of securities are not Covered Securities, and may be freely held or traded by employees, without regard to the Personal Trading Restrictions described above, however they must be entered into the PTCC system. For these reasons, the following securities are considered safest from a regulatory perspective for an employee to purchase, sell, or hold - both from the firm and employee's perspective. Employees are therefore encouraged to conduct their personal transactions within the following types of securities, which are not Covered Securities:

1) Shares of open-end mutual funds, other than mutual funds advised, or sub-advised, by SJIC (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

2) Shares of any money market fund;

3) Direct obligations of the United States Government; and

4) Money market instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

Initial Public Offerings

All employees are strictly prohibited from investing in an initial public offering ("IPO").

REPORTS OF PERSONAL SECURITIES

In order to maintain compliance with Rule 204A-1 under the Advisers Act and Rule 1 7j-1 under the Investment Company Act, SJIC must collect three reports from Employees that include transaction and holding information regarding the personal trading activities of the Employees. The reports, as described in further detail below, are: 1. Quarterly Transaction Reports; 2. Initial Holdings Reports; and 3. Annual Holdings Reports. Employee records will be maintained for a minimum of five years.

Employees are required to report securities transactions and holdings for all accounts in which the employee has a direct or indirect beneficial ownership interest. This includes personal securities information of any family member living within the same household as the employee.

1. Quarterly Transaction Reports

Each employee must submit, to the CCO, a quarterly report of personal securities transactions in which the employee had a direct or indirect beneficial ownership interest, as discussed above, as well as any new Securities Accounts that they have opened during the quarter. This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using Personal Trading Control Center (PTCC). Currently, all employee accounts are downloaded into PTCC on a contemporaneous basis in order to fulfill this requirement.

Security information to be included on this quarterly transaction report is as follows:

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•Trade Date

•Security Name

•Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date

•Number of Shares or Par

•Type of Transaction (Purchase, Sale or Other)

•Price

•Principal Amount

•Broker Name

•Account Number

•Date of Report

Employees are not required to report transactions on the quarterly transaction report affected through an automatic investment plan. Further, all holdings of automatic investment plans must be reported as described in Holdings Report below.

Each employee is also required to report any new accounts that were opened in which any securities were held as soon as practicable. The report will include:

•The name of the broker-dealer or bank with whom the employee established the account;

•The date the account was established; and

•The date the report is submitted by the employee.

2. Initial Holdings Reports

Within 10 days of becoming an employee of St. James Investment Company, such persons are required to provide a report of all personal securities holdings to the CCO. The report must reflect holdings information as of a date no more than 45 days prior to the employment date of the employee.

3. Annual Holdings Reports

Employees are required to provide the CCO with a complete list of Securities and Securities Accounts on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st.

Information to be included on this holdings report is as follows:

•Security Name

•Ticker Symbol or CUSIP number

•Number of Shares or Par

•Principal Amount

•Broker or Bank Name

•Account Number

•Date of Report

FIRM REVIEW OF PERSONAL TRANSACTION REPORTS

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions.

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•Whether the investment opportunity should be directed to a client's account;

•Whether the amount or nature of the transaction affected the price or market for the security;

•Whether the employee benefited from purchases or sales being made for clients;

•Whether the transaction harmed any client; and

•Whether the transaction has the appearance of impropriety.

Robert Mark will review the CCO's quarterly transaction report. In no case should an employee review his/her own report.

RECORD KEEPING REQUIREMENTS

St. James Investment Company will keep the following records regarding this Code of Ethics and Personal Trading Policy:

•Historic copies of this Code of Ethics and Personal Trading Policy;

•Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

•Employees' written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy;

•Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

•All personal transaction reports and/or copies of brokerage confirmations and statements

CODE OF ETHICS AND PERSONAL TRADING POLICY VIOLATIONS

All employees are required to report, promptly, any violation of this policy to the CCO (including the discovery of any violation committed by another employee). Examples of items that should be reported include, but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients, and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to the Managing Member on a timely basis.

Employees are encouraged to report any violations or apparent violations. Such reports by employees will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and the CCO and/or Managing Member determined the employee reported such apparent violation in good faith.

ADMINISTRATION AND ENFORCEMENT OF THE CODE
Training and Education

St. James Investment Company has designated the Chief Compliance Officer of the firm as the individual responsible for training and educating supervised persons regarding the code. Training will occur periodically and all supervised persons are required to attend any training and read all applicable materials.

Annual Review

The Chief Compliance Officer must review, at least annually, the adequacy of the current code as well as the effectiveness of its implementation. This report should be delivered to senior management. All material violations should be brought to the attention of senior management, as well, in a timely manner.

Sanctions

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Violations of the code may result in disciplinary action against the supervised person. The disciplinary action may be whatever the Chief Compliance Officer and/or Manager deem appropriate given the situation, and may include a written warning, fines, disgorgement, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

THE CODE COVERS THESE EMPLOYEES

The code covers all employees and "supervised persons." In addition, a subset of these supervised persons, known as "access persons" must comply with specific reporting requirements.

Supervised persons include:

•Directors, officers, and members of the adviser (or other persons occupying a similar status or performing similar functions);

•Employees of the adviser; and

•Any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control.

Access persons include any supervised person who:

•Has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

•Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the firm's primary business is providing investment advice, all of the firm's directors, officers and partners are presumed to be access persons.

Family members. For purposes of personal securities reporting requirements, terms such as "employee," "account," "supervised person," and "access person" are defined to also include the person's immediate family (including any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee's household but employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

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